Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2017 FIRST QUARTER RESULTS

IRVINE, CA, November 10, 2016 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2017 first quarter ended September 30, 2016.

Net sales for the three months ended September 30, 2016 totaled $5.4 million, an increase of 32% from $4.1 million for the three months ended September 30, 2015. The increase in revenue is due to expansion of our medical device customer base and is primarily driven by the production ramp of our largest customer’s unique surgical hand piece designed to be used for orthopedic surgical applications. Revenue from this product totaled $2.2 million and $1.1 million for the three months ended September 30, 2016 and 2015, respectively.

Gross profit for the three months ended September 30, 2016 increased $550,000, or 52%, to $1.6 million, compared to $1.1 million for the year-ago period, primarily due to the increase in sales, allowing us to better absorb our overhead costs, as well as a decrease in product costs as we have gained efficiencies in our manufacturing and assembly operations. As a result, gross margin has improved by 4 percentage points to 30% during the three months ended September 30, 2016 compared to 26% during the corresponding year-ago period.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended September 30, 2016 increased 12% to $1.3 million from $1.2 in the prior year’s corresponding quarter, reflecting primarily the impairment of intangible assets of $113,000 relating to the Huber Precision business acquisition.

Net income for the quarter ended September 30, 2016 was $286,000 or $.07 per share compared to a net loss of $125,000 for the quarter ended September 30, 2015, or $0.03 per share.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with the increase in our net sales this quarter, the improvement of our product margins, and our continued profitability for four successive quarters. We continue to focus on cost-reductions related to our newest medical device products and have invested in manufacturing equipment to increase our operational efficiency.”

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets.  Its OMS division designs and manufactures embedded motion control systems serving the medical, factory automation, semi-conductor and scientific research markets. Its Fineline Molds division manufactures plastic injection molding for a variety of industries. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world.

Pro-Dex also provides quality and regulatory consulting services, as well as engineering consulting and placement services through its Engineering Services Division.  For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	September 30, 2016	June 30, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$2,168	$2,294
Accounts receivable, net of allowance for doubtful accounts of $15 and $20, respectively	1,542	1,469
Due from factor	2,119	1,419
Deferred costs	493	238
Other current receivables	19	91
Inventory	3,370	3,573
Prepaid expenses	107	134
Total current assets	9,818	9,218
Equipment and leasehold improvements, net	1,583	1,286
Goodwill	112	112
Intangibles, net	336	451
Other assets	80	80
Total assets	$11,929	$11,147

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,184	$841
Accrued expenses	1,094	1,076
Deferred revenue	319	212
Notes payable	26	26
Income taxes payable	—	1
Capital lease obligations	30	—
Total current liabilities	2,653	2,156
Deferred rent, net of current portion	45	68
Notes and capital leases payable, net of current portion	105	46
Total non-current liabilities	150	114
Total liabilities	2,803	2,270
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 4,063,837 and 4,052,987 shares issued and outstanding at September 30, 2016 and June 30, 2016, respectively	17,951	17,988
Accumulated deficit	(8,825)	(9,111)
Total shareholders’ equity	9,126	8,877
Total liabilities and shareholders’ equity	$11,929	$11,147

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,
	2016	2015
Net sales	$5,412	$4,097
Cost of sales	3,804	3,039
Gross profit	1,608	1,058

Operating expenses:
Selling expenses	162	214
General and administrative expenses	564	534
Impairment of intangible assets	113	—
Research and development costs	476	429
Total operating expenses	1,315	1,177
Operating income (loss)	293	(119)
Other income (expense):
Interest and miscellaneous income	3	—
Interest expense	(3)	(6)
Total other income (expense)	—	(6)

Income (loss) before income taxes	293	(125)
Provision for income taxes	7	—

Net income (loss)	$286	$(125)

Basic and diluted income (loss) per share:
Net income (loss)	$0.07	$(0.03)

Weighted average common shares outstanding:
Basic	4,062,475	4,140,751
Diluted	4,103,459	4,140,751
Common shares outstanding	4,063,837	4,141,504

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$286	$(125)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	139	169
Share-based compensation	2	3
Impairment of intangible assets	113	—
Gain on disposal of equipment	(3)	—
Allowance for doubtful accounts	(5)	4
Changes in operating assets and liabilities:
Accounts receivable, due from factor and other receivables	(696)	118
Deferred costs	(255)	(241)
Inventory	203	59
Prepaid expenses and other assets	27	(36)
Accounts payable, accrued expenses and deferred rent	338	(618)
Deferred revenue	107	26
Income taxes payable	(1)	—
Net cash provided by (used in) operating activities	255	(641)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	(316)	—
Increase in notes receivable	—	(57)
Increase in intangibles	(13)	(1)
Proceeds from disposal of equipment	3	—
Net cash used in investing activities	(326)	(58)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease and notes payable	(16)	(9)
Borrowings from Summit Loan	400	300
Repayments on Summit Loan	(400)	(300)
Proceeds from note payable	—	500
Proceeds from ESPP Contributions	10	4
Repurchases of common stock	(49)	—
Net cash provided by (used in) financing activities	(55)	495

Net decrease in cash and cash equivalents	(126)	(204)
Cash and cash equivalents, beginning of period	2,294	697
Cash and cash equivalents, end of period	$2,168	$493